FIRST AMENDMENT TO LETTER OF INTENT

THIS AMENDMENT is dated and made effective this 14th day of March, 2008.

BETWEEN:
AMERIWEST ENERGY CORP., a Nevada Corporation, having an address of 123 West 1st Street, Suite 215, Casper, Wyoming, USA, 82601

  (hereinafter referred to as “Ameriwest”)

AND:
GEOCHEM EXPLORATION, LLC., a Wyoming limited liability company having an address at PO Box 356, Casper, Wyoming, USA, 82602

(hereinafter referred to as “Geochem”)

WHEREAS the parties hereto entered into a Letter of Intent dated November 6, 2007 (the “LOI”) wherein Ameriwest was to acquire and Geochem was to sell to Ameriwest its 100% Working Interest and its 80% Net Royalty Interest in and to the Skull Valley Properties (the “Interest” or the “Assets”), in exchange for the payment to Geochem of a total of US$400,000.00;

AND WHEREAS the parties wish to amend the terms of the Letter of Intent:

NOW, THEREFORE, in consideration of the premises, promises and covenants contained herein, the parties hereto agree as follows:

1. Amendment of Agreement

(a) Paragraph 2 of the LOI is hereby amended to read as follows:

“2.
Ameriwest will have until May 15, 2008 to conduct its due diligence as to the condition of and title to the Assets and prospect in general. The parties hereto agree that they will negotiate in good faith towards ensuring that the parties hereto enter into, on or before May 15, 2008, a definitive agreement (the “Definitive Agreement”) containing substantially the same terms and provisions of this LOI. Upon execution of the Definitive Agreement, Ameriwest will pay Geochem the sum of US$100,000. Said payment will be fully earned and non-refundable as of the execution of the Definitive Agreement, but applicable to the purchase price to be paid by Ameriwest for the Assets.”

(b) Paragraph 3 of the LOI is hereby amended to read as follows:

”3. The Definitive Agreement shall provide for the following terms:

a.	the payment by Ameriwest to Geochem for the remaining purchase price, being the amount of US$200,000.00 (the “Payment”), is to be paid on or before May 15, 2008;

b.
the Closing date of the Definitive Agreement will occur on or before May 15, 2008, prior to which Ameriwest may conduct additional due diligence as to the condition of and title to the Assets and the prospect in general;

c.	the conveyance at Closing by Geochem of the Assets, subject to the re-conveyance provisions set forth below;

d.
an obligation on the part of Ameriwest to spud, drill and complete a well in the currently permitted area on or before September 1, 2008 (the “Drilling Obligation”), subject to the condition set forth below and the right of Ameriwest to pay Geochem for one or more Extension Periods as set forth below;

e.
in the event the parties are unable to locate a drilling rig to attend the property pursuant to the timing set out herein, the parties agree that an extension will be granted for any such reasonable period as may be required, using diligent efforts, to locate and deliver the rig to the property and that upon delivery of the rig, the well be promptly drilled, logged and completed in accordance with the Drilling Obligation.

f.
the right of Ameriwest to extend the deadline for completion of the Drilling Obligation by paying Geochem one or more extension fees each in the amount of US$200,000.00 for each extension period, each of a 3 month length, but in no case shall the Drilling Obligation deadline extend beyond March 31, 2009;

g.
the execution of documents at Closing by Ameriwest sufficient to re-convey the Assets to Geochem to secure performance of the Drilling Obligation, with said original re-conveyance documents to be held in escrow by Geochem and to be released to Ameriwest upon its satisfying its Drilling Obligation or if the Drilling Obligation is not satisfied by March 31, 2009, then to be delivered to Geochem;

h.
all costs associated with maintenance of the Assets and with the drilling and completion of the well after Closing shall be borne by Ameriwest, the estimated cost of the test well is described in Schedule “B” attached hereto;

i.
all documents necessary to transfer all right, title and interest in and to the Assets will be executed at the time of Closing and all right, title and interest in and to the Assets will be transferred to Ameriwest upon Closing, subject to the provisions set forth above;

j.	Geochem will make reasonable and customary representations and warranties as to title to the Assets;

k.
Closing shall be conditioned upon (i) Geochem shall operate its business only in the ordinary course and will not sell, distribute, license or encumber any of the Assets; (ii) the receipt of any certificates, legal, tax or other opinions and/or documents related to the Assets, including a legal opinion of local Wyoming counsel employed by Ameriwest that the transfer contemplated by the Definitive Agreement of the Assets is binding under applicable Wyoming and US federal laws, as Ameriwest may reasonably request, including documents relating to any tests or geological work performed or studies or reports completed, provided these are not subject to non-disclosure covenants by Geochem in connection with any third-party agreements; (iii) the receipt of all consents, approvals, authorizations and orders required of or for the completion of any document required hereunder; (iv) with respect to the Assets, the existence of no outstanding mergers, acquisitions, financial commitments, obligations, liabilities, etc. other than those contemplated in this transaction or incurred in the ordinary course of business; and (v) the presence, at Closing, of sufficient funds from Ameriwest to submit any bond funds required to transfer title to the Assets to Ameriwest together with whatever consents of the Other Royalty Holders may be required to complete the legal opinions referred to herein;”

2. Waiver of Fees

The parties agree that this Amendment Agreement does not constitute an extension of the deadline for the completion of the Drilling Obligation and therefore no extension fees shall be payable.

3. Entire Agreement

This First Amendment and the LOI constitute the entire understanding and agreement between the parties.

4. Execution in Counterparts

This Agreement may be executed in counterpart, each of which such counterpart, whether in original for facsimile form and notwithstanding the date or dates upon which this Agreement is executed and delivered by any of the parties, shall be deemed to be an original and all of which will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AMERIWEST ENERGY CORP.

Per: Authorized Signatory

GEOCHEM EXPLORATION, LLC

Per: Authorized Signatory